UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                        )

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                 NU SKIN ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.

May 10, 2005

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 4:00 p.m., Mountain Daylight Time, on May 10, 2005, at our corporate offices, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:

        1.        To elect a Board of Directors consisting of nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

        2.        To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

        3.        To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on March 29, 2005, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

        You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date, and return the accompanying proxy as promptly as possible in the enclosed postage-prepaid envelope. If you attend the Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors, BLAKE M. RONEY Chairman of the Board

Provo, Utah, April 8, 2005

PROXY STATEMENT

NU SKIN ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2005

SOLICITATION OF PROXIES

        The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate offices, 75 West Center Street, Provo, Utah 84601, on May 10, 2005, at 4:00 p.m., Mountain Daylight Time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement. These proxy solicitation materials were first sent or given to our stockholders on or about April 8, 2005.

        All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. If no specific voting instructions are given, the proxy will be voted FOR:

(1)	The election of the nine nominees to the Board of Directors listed in the proxy; and

(2)	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

        If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

        Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later-dated proxy and delivering it to our Corporate Secretary, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy).

        We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our voting stock. Solicitation of proxies will be made by mail. Our regular employees may further solicit proxies by telephone or in person and will not receive additional compensation for such solicitation.

OUTSTANDING SHARES AND VOTING RIGHTS

        Only stockholders of record at the close of business on March 29, 2005 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, 69,752,808 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting. Certain of our subsidiaries hold an aggregate of approximately 156,734 shares of our Class A Common Stock. In accordance with the General Corporation Law of the State of Delaware, these shares may not be voted with respect to any of the matters presented at the Annual Meeting and shall not be counted in determining the presence of a quorum.

        In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of March 1, 2005, by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of the Class A Common Stock, (ii) each of our directors and director nominees, (iii) each of our executive officers whose name appears in the summary compensation table under the caption “Executive Compensation,” and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the table, the business address of the 5% stockholders is 75 West Center Street, Provo, Utah 84601, and the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned.

Directors, Executive Officers, 5% Stockholders	Number of Shares	%
Blake M. and Nancy L. Roney(1)	8,600,117	12.3
Sandra N. Tillotson (2)	3,730,729	5.3
M. Truman Hunt(3)	411,612	*
Corey B. Lindley(4)	263,000	*
Joseph Y. Chang(5)	167,629	*
Robert S. Conlee(6)	51,448	*
Daniel W. Campbell(7)	50,000	*
E.J. "Jake" Garn(7)	50,000	*
Paula F. Hawkins(7)	50,000	*
Andrew D. Lipman(8)	47,000	*
Jose Ferreira, Jr.(9)	12,500	*
D. Allen Andersen	2,500	*
Royce and Associates, LLC(10)	9,086,400	13.0
Barclays Global Investors, NA(11)	4,563,466	6.5
Wellington Management Company, LLP(12)	3,613,120	5.2
All directors and officers as a group	13,910,310	19.5
(23 persons)(13)

*Less than 1%

(1)

Includes 8,541,469 shares of Class A Common Stock held by a family limited liability company in which Mr. Roney has sole voting and investment control over 50% of such securities and may be deemed to share voting and investment control over the other 50% with his spouse, Nancy L. Roney. Also includes 58,648 shares of Class A Common Stock held indirectly by Mr. Roney as trustee and with respect to which he has sole voting and investment power.

(2)

Includes 30,000 shares of Class A Common Stock held indirectly as co-trustee and with respect to which Ms. Tillotson shares voting and investment power; and 500,000 shares of Class A Common Stock held indirectly as manager of a limited liability company and with respect to which she has sole voting and investment power.

(3)	Includes 295,750 shares of Class A Common Stock that may be acquired by Mr. Hunt pursuant to presently exercisable non-qualified stock options.

(4)	Includes 251,000 shares of Class A Common Stock that may be acquired by Mr. Lindley pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(5)	Includes 165,498 shares of Class A Common Stock that may be acquired by Mr. Chang pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(6)	Includes 51,250 shares of Class A Common Stock that may be acquired by Mr. Conlee pursuant to non-qualified stock options presently exercisable or exercisable within the next 60 days.

(7)	Includes 47,500 shares of Class A Common Stock that may be acquired by each of Mr. Campbell, Mr. Garn and Ms. Hawkins pursuant to presently exercisable non-qualified stock options.

(8)	Includes 42,500 shares of Class A Common Stock that may be acquired by Mr. Lipman pursuant to presently exercisable non-qualified stock options.

(9)	Includes 10,000 shares of Class A Common Stock that may be acquired by Mr. Ferreira pursuant to presently exercisable non-qualified stock options.

(10)

The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Royce and Associates, LLC was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission dated February 1, 2005. The address of Royce and Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(11)

The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Barclays Global Investors, NA and its affiliates was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission dated February 14, 2005. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

(12)

The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Wellington Management Company, LLP was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission dated February 14, 2005. The address of Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.

(13)	Includes 1,409,998 shares of Class A Common Stock that may be acquired upon exercise of non-qualified options presently exercisable or exercisable within the next 60 days.

PROPOSAL 1
ELECTION OF DIRECTORS

        Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders. Our Bylaws provide that the Board of Directors will consist of a minimum of five and a maximum of eleven directors, with the number being designated by the Board of Directors. The current number of authorized directors is nine. Each of the nominees for election to the Board of Directors is currently serving as a director of our company and was previously elected to his or her present term of office by our stockholders, except that D. Allen Andersen was appointed by the Board of Directors to fill a vacancy immediately following our annual meeting of stockholders in 2004. The Nominating and Corporate Governance Committee was looking to fill the vacancy with an independent director with business experience in Asia and a financial background, and Mr. Andersen was recommended to the committee by our executive officer overseeing our China operations.

        Directors will be elected by a favorable vote of a plurality of the shares of Class A Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. The nine nominees receiving the highest number of votes will be elected to serve as directors. Accordingly, abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the nine nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH
OF THE NINE NOMINEES TO OUR BOARD OF DIRECTORS.

        Set forth below are the name, age, and business experience of each of the nine nominees for election as our directors, listed in alphabetical order.

        D. Allen Andersen, 53, has served as a director of our company since May 2004. Mr. Andersen has been a Managing Director of PAMA Group (Hong Kong) Ltd., an Asia-based private equity investment firm, since 1998. From 1997 to 1998, Mr. Andersen was a Managing Director of Asia Access Investment Company, and from 1996 to 1997 he was Executive Vice President in Hong Kong for Richina Group, a Chase Capital invested investment fund. From 1985 to 1995 Mr. Andersen served as Senior Vice President and General Manager, Asia Industries Division – Hong Kong for the Continental Grain Company, and he served as its Vice President and Chief Financial Officer from 1983 to 1989. Prior to that, he served in various financial positions for General Mills, Inc. between 1977 and 1983. He received an M.B.A. degree from Harvard University.

        Daniel W. Campbell, 50, has served as a director of our company since March 1997 and currently serves as our Lead Independent Director. Mr. Campbell has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He currently serves as a director of The SCO Group, Inc., a provider of software solutions for businesses. He received a B.S. degree from Brigham Young University and is a Certified Public Accountant.

        Jose Ferreira, Jr., 48, has served as a director of our company since May 2003. Since February 2001, Mr. Ferreira has been the President and Chief Executive Officer of the Woodclyffe Group, LLC, a management consulting and investment firm founded by Mr. Ferreira. In addition, since September 2003 Mr. Ferreira has been the President and Chief Executive Officer of Eos International, Inc., a holding company for consumer product companies. Prior to founding the Woodclyffe Group, LLC, Mr. Ferreira was employed by Avon Products, Inc., a direct seller of personal care and other products, for more than 20 years. During his tenure at Avon Products, he held various key positions, including Chief Operating Officer International and New Business Development and a member of the Board of Directors from December 1999 through January 2001. He received a B.S. degree from Central Connecticut University and an M.B.A. degree in Finance and International Business from Fordham University.

         E.J. “Jake” Garn, 72, has served as a director of our company since March 1997. Senator Garn served as a Managing Director of Summit Ventures, LLC, a lobbying firm, from 2000 to 2004. From 1993 to 2000 he served as the Vice Chairman of Huntsman Corporation, one of the largest privately held companies in the United States at the time. He currently serves on the boards of directors of Franklin Covey & Co., Inc., a provider of time management seminars and products and Headwaters, Inc., a provider of products, technologies and services to the energy, construction and home improvement industries. From 1974 to 1993, Senator Garn was a member of the United States Senate and served on numerous Senate Committees. He received a B.S. degree from the University of Utah.

        Paula F. Hawkins, 78, has served as a director of our company since March 1997. Senator Hawkins has been the President of Paula Hawkins & Associates, Inc., a management consulting company, since 1988. From 1980 to 1987, Senator Hawkins was a member of the United States Senate and served on numerous Senate Committees. Prior to her election in the Senate, Ms. Hawkins served on the Board of the Rural Electric Administration, the Federal Energy Administration (founding member), and as Vice Chairman of the Republican National Committee. She also served as Chairman of the Florida Public Service Commission. Senator Hawkins attended Utah State University and holds honorary degrees from Utah State University, Rollins College, Nova University and Bethune Cookman College.

         M. Truman Hunt, 46, has served as our President since January 2003 and our Chief Executive Officer since May 2003. He has also served as a director of our company since May 2003. Mr. Hunt joined Nu Skin International, Inc. (“NSI”) (which we acquired in 1996) in 1994 and has served in various positions with NSI and our company, including Vice President and General Counsel from May 1998 to January 2003 and Executive Vice President from January 2001 until January 2003. Prior to 1994, Mr. Hunt served as President and Chief Executive Officer of Better Living Products, Inc., an NSI affiliate involved in the manufacture and distribution of houseware products sold through traditional retail channels and he was a securities and business attorney in private practice. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

        Andrew D. Lipman, 53, has served as a director of our company since May 1999. Since 1988, Mr. Lipman has been a partner and head of the Telecommunications Group of Swidler Berlin, LLP, a Washington, D.C. law firm. He is currently Vice Chairman of the firm. From 1987 to 1997, Mr. Lipman also served as Senior Vice President for Legal and Regulatory Affairs for MFS Communications, Co., a competitive telecommunications provider. He also currently serves as a member of the boards of directors of MPower Telecom, a provider of local and long distance telecommunications services, and Management Network Group, Inc., a telecommunications-related consulting firm. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford University. Mr. Lipman’s law firm provides legal services to us from time to time.

        Blake M. Roney, 47, has served as Chairman of the Board since our inception in 1996. Mr. Roney was a founder of NSI in 1984 and served as its Chief Executive Officer and President until our acquisition of NSI in March 1998. Since our acquisition of NSI, Mr. Roney has retained his position as Chairman of the Board of our company. He received a B.S. degree from Brigham Young University.

        Sandra N. Tillotson, 48, has served as a director of our company since its inception in 1996 and as Senior Vice President since May 1998. Ms. Tillotson was a founding shareholder of NSI and served as a Vice President of NSI from its formation until our acquisition of NSI in 1998. She earned a B.S. degree from Brigham Young University.

        We are not aware of any family relationships among any of our directors or executive officers. Our Certificate of Incorporation contains provisions eliminating or limiting the personal liability of directors for violations of a director’s fiduciary duty to the extent permitted by the Delaware General Corporation Law.

Affirmative Determinations Regarding Director Independence

        The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange:

D. Allen Andersen
Daniel W. Campbell
E.J. “Jake” Garn
Paula F. Hawkins
Andrew D. Lipman

        In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

         Andrew D. Lipman is a partner in the law firm Swidler Berlin. Swidler Berlin provides legal services to us in connection with contractual and regulatory issues associated with the telecommunications and enhanced data and voice communications of our Big Planet division. The Board has determined that Mr. Lipman’s relationship with us is not material based on all relevant facts and circumstances, including the following: (i) the fees we paid to Swidler Berlin during 2004 were less than 1% of Swidler Berlin’s consolidated gross revenues, (ii) the fees we paid for these services were not paid directly to Mr. Lipman, rather they were paid to the law firm at which Mr. Lipman is a partner, (iii) substantially all of the legal services provided to us by Swidler Berlin were provided by attorneys other than Mr. Lipman, and (iv) these legal services relate to our telecommunications business activities, which do not represent a material part of our business.

Board of Directors Meetings and Committees

        The Board of Directors held five meetings during the fiscal year ended December 31, 2004. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which that director served. Although we encourage board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. Two of the then nine directors attended our 2004 annual meeting of stockholders.

        The non-management directors meet regularly in executive sessions, as needed, without the management directors or other members of management. Daniel W. Campbell, the Lead Independent Director, presides at such executive sessions.

        We have standing Audit, Compensation and Nominating and Corporate Governance Committees (collectively, the “Committees”). Each member of the Committees is independent within the meaning of the listing standards of the New York Stock Exchange.

        The following table identifies the current membership of the Committees and states the number of committee meetings held during 2004.

Director	Audit	Compensation	Nominating and Corporate Governance
D. Allen Andersen	X	X
Daniel W. Campbell	X*		X
E.J. "Jake" Garn	X	X*
Paula F. Hawkins		X	X
Andrew D. Lipman		X	X*
Number of Meetings in 2004	16	8	9

* Committee Chair

        The Board of Directors has adopted a written charter for each of the Committees, which are available at our website at <http://www.nuskinenterprises.com>. In addition, stockholders may obtain a print copy of any of these charters by making a written request to Scott Pond, Investor Relations Manager, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

        The Board of Directors has determined that Daniel W. Campbell is an audit committee financial expert as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit Committee’s responsibilities include, among other things:

•	selecting our independent registered public accounting firm;

•	reviewing the activities and the reports of the independent registered public accounting firm;

•	reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;

•	approving in advance the audit and non-audit services provided by the independent registered public accounting firm; and

•	reviewing the adequacy of our internal controls and internal auditing methods and procedures.

        The Compensation Committee’s responsibilities include, among other things:

•	establishing the salaries, bonuses, and other compensation to be paid to our chief executive officer as well as approving the compensation for the other executive officers; and

•	administering our Second Amended and Restated 1996 Stock Incentive Plan.

        The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

•	making recommendations to the Board of Directors about the size and membership criteria of the Board of Directors or any committee thereof;

•	identifying and recommending candidates for the Board of Directors and committee membership, including evaluating director nominations received from stockholders;

•	determining the compensation and benefits for services as a director;

•	developing and recommending to the Board of Directors corporate governance principles applicable to us; and

•	leading the process of identifying and screening candidates for a new chief executive officer when necessary, and evaluating the performance of the chief executive officer.

Our Director Nominations Process

        As indicated above, the Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.

        Minimum Criteria for Members of the Board of Directors. Each candidate to serve on the Board of Directors must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long-term interests of our stockholders. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem appropriate, which may include, without limitation, professional experience, diversity of backgrounds, skills and experience at policy-making levels in business, government, financial, and in other areas relevant to our global operations, experience and history with our company, and stock ownership.

        Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o D. Matthew Dorny, Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Recommendations must include the proposed candidate’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations. The committee may also consider candidates proposed by current directors, management, employees and others. The committee evaluates and screens all potential candidates in the same manner regardless of the source of recommendation. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors, will be included in our recommended slate of director nominees in our proxy statement.

        Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates at our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below entitled “Stockholder Proposals for 2006 Annual Meeting” for further information.

Additional Corporate Governance Information

        We have also adopted the following:

        Codes of Ethics and Business Conduct. These codes apply to all of our employees, officers and directors, including our subsidiaries.

        Code of Ethics for Financial Professionals. This code applies to our Chief Executive Officer, Chief Financial Officer and other financial professionals we employ. As noted below, this code is available on our website. In addition, any substantive amendments we make to this code, and any material waivers we grant (including implicit waivers) to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions will be disclosed on our website.

        Corporate Governance Guidelines. These guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board of Directors and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.

        Stock Ownership Guidelines. In January 2005, we established equity ownership guidelines applicable to our directors and executive officers. These guidelines provide that executive officers and directors must retain 50% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the recommended levels set forth in the guidelines as such recommended levels are phased in over a five-year period. Outstanding options are not counted in determining whether a director or officer holds shares equal to or greater than the recommended level. At the end of the five-year phase-in period, the recommended ownership levels are set at 100,000 shares for our Chief Executive Officer, 5,000 shares for directors, 20,000 shares for members of our executive management committee, and 10,000 shares for our other executive officers.

        Each of the above is available on our website at <http://www.nuskinenterprises.com>. In addition, stockholders may obtain a print copy of any of the above, free of charge, by making a written request to Scott Pond, Investor Relations Manager, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

Communications with Directors

        Stockholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o D. Matthew Dorny, Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601 or by e-mail at nus@openboard.info. All such communications will be initially received and processed by the office of our General Counsel, and our Lead Independent Director will be copied on all e-mails sent to the above address. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chairperson. Other matters will be referred to the Board of Directors, the non-management directors, or individual directors as appropriate.

Compensation of Directors

        Each director who does not receive compensation as an officer or employee of our company or its affiliates is entitled to receive an annual retainer fee of $35,000 for serving on the Board of Directors, a fee of $1,500 for each meeting of the Board of Directors or any committee meeting thereof attended, and an additional fee of $1,000 for each committee meeting attended if such director is the chairperson of that committee. The Audit Committee chairperson receives an annual retainer fee of $15,000 and all other committee chairpersons receive a $10,000 annual retainer fee. In addition, we may compensate a director $1,500 per day for corporate events or travel we require. Each director may be reimbursed for certain expenses incurred in attending Board of Directors and committee meetings and other corporate events. We also make available corporate resort properties for use of directors.

        In addition, directors are granted options annually under the Second Amended and Restated 1996 Stock Incentive Plan. On May 17, 2004, we granted each of E.J. “Jake” Garn, Paula F. Hawkins, Daniel W. Campbell, Andrew D. Lipman, Jose Ferreira, Jr. and D. Allen Andersen options to acquire 10,000 shares of Class A Common Stock at an exercise price of $23.28 per share. All of such options vest on the day before the next annual meeting of the stockholders following the date of grant. All options were granted with an exercise price equal to the fair market value of the Class A Common Stock on May 17, 2004, the date of the grant. In addition, each new director receives a stock grant of 2,500 shares of Class A Common Stock upon initial election or appointment to the Board of Directors.

        Our Board of Directors periodically reviews director compensation. The Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time and making any adjustments it determines are appropriate.

EXECUTIVE AND SENIOR CORPORATE OFFICERS

        Our executive and senior corporate officers as of March 31, 2005 were as follows:

Name	Age	Position
Blake M. Roney	47	Chairman of the Board
M. Truman Hunt	46	President and Chief Executive Officer
Sandra N. Tillotson	48	Senior Vice President
Brooke B. Roney	43	Senior Vice President
Ritch N. Wood	39	Chief Financial Officer
Corey B. Lindley	40	Executive Vice President and President, Greater China
Robert S. Conlee	38	President, North Asia and President, Nu Skin Japan
Lori H. Bush	48	President, Nu Skin
Joseph Y. Chang	52	President, Pharmanex
Larry V. Macfarlane	40	President, Big Planet
Scott E. Schwerdt	47	Regional Vice President of North America and President, Nu Skin Enterprises United States
Mark A. Wolfert	48	Regional Vice President, Latin America and New Market Development
Brett Nelson	41	Regional Vice President, South Asia and Pacific
Daniel R. Chard	40	President, Nu Skin Europe
Michael D. Smith	59	Vice President of Global Government and Industry Affairs
D. Matthew Dorny	41	Vice President and General Counsel
Mark L. Adams	53	Chief Administrative Officer
Richard W. King	48	Chief Information Officer

        Set forth below is the business background of each of our executive and senior corporate officers. Information on the business background of each of Blake M. Roney, M. Truman Hunt and Sandra N. Tillotson is set forth previously under the caption “Election of Directors.”

        Brooke B. Roney has served as a Senior Vice President since May 1998 and served as a director of our company from 1996 until May 2004. He was a founding shareholder of NSI and served as a Vice President and director of NSI until we acquired NSI in 1998.

        Ritch N. Wood has served as our Chief Financial Officer since November 2002. Prior to this appointment, Mr. Wood served as Vice President, Finance from July 2002 to November 2002 and Vice President, New Market Development from June 2001 to July 2002. Mr. Wood joined NSI in 1993 and has served NSI and our company in various capacities, including Controller, Pharmanex Division, Director of Finance, New Market Development, and Assistant Director of Tax. Mr. Wood is a Certified Public Accountant. Prior to joining us, he worked for the accounting firm of Grant Thornton LLP. Mr. Wood earned a B.S. and a Master of Accountancy degree from Brigham Young University.

        Corey B. Lindley has served as Executive Vice President since January 2000 and President, Greater China since August 2002. From September 1996 to November 2002, Mr. Lindley served as our Chief Financial Officer. Mr. Lindley joined NSI in 1990 and has served NSI and our company in various capacities, including Managing Director, International and International Controller. Mr. Lindley is a Certified Public Accountant. Prior to joining us, he worked for the accounting firm of Deloitte & Touche LLP. He earned a B.S. degree from Brigham Young University and an M.B.A. degree from Utah State University.

        Robert S. Conlee has served as President, North Asia Region since August 2003 and President, Nu Skin Japan since January 2004. Previously, Mr. Conlee served as the President of Big Planet, our technology division from July 2002 until September 2003 and as Regional Vice President, North Asia from May 2001 until July 2002. Prior to May 2001, he served our company in various capacities from 1996 to May 2001, including: Vice President of Operations in Japan; Senior Vice President, Marketing and Sales, Pharmanex Division; and Chief Operating Officer, Pharmanex Division. Mr. Conlee has a B.A. degree from Brigham Young University and an M.B.A. degree from Temple University (Tokyo Campus).

        Lori H. Bush has served as the President of Nu Skin, our personal care product division, since May 2001. Prior to such appointment, she served as Vice President, Marketing (Nu Skin division) from February 2000 until her appointment as President of the Nu Skin division. Prior to joining us, Ms. Bush served as Executive Director, Worldwide, Johnson & Johnson Consumer Products from June 1998 until February 2000. Ms. Bush also served as Vice President, Professional Marketing for Neutrogena, a Johnson & Johnson company, from May 1993 until June 1998. Ms. Bush received a B.S. degree from Ohio State University and an M.B.A. from Temple University.

        Joseph Y. Chang has served as the President of Pharmanex, our nutritional supplement division, since April 2000. Prior to such appointment, Dr. Chang served as Vice President of Clinical Studies and Pharmacology of Pharmanex from 1997 until April 2000. He was the President and Chief Scientific Officer of Binary Therapeutics, Inc., a development stage company in the biotechnology industry, from 1994 until 1997. Dr. Chang has nearly 20 years of pharmaceutical experience. He received a B.S. degree from Portsmouth University and a Ph.D. degree from the University of London.

        Larry V. Macfarlane has served as President of Big Planet, our technology division, since September 2003. Prior to this appointment, Mr. Macfarlane worked for Wind River Systems since 1998 where he served as General Manager of network infrastructure and digital consumer markets. Previously, he served in executive positions at several high-tech companies, including President and CEO of Zinc Software, Inc. from 1994 to 1998, Vice President and General Manager of Computer Equipment Warehouse’s Utah region from 1992 to 1994, and President of Computers Made Easy from 1985 to 1992.

        Scott E. Schwerdt has served as Regional Vice President of North America and President of Nu Skin Enterprises United States, Inc. since May 2004. Mr. Schwerdt previously served as the General Manager of our U.S. operations from May 2001 to May 2004 and as Chief Operating Officer of our Big Planet division from December 1998 to May 2001. Mr. Schwerdt joined NSI in 1988 and has held various positions with NSI and with our company, including Vice President of North America/South Pacific Operations and Vice President of Europe. Prior to joining us, Mr. Schwerdt was a Senior Resource Manager at the Department of Defense in Washington, D.C. Mr. Schwerdt received a B.A. degree in International Relations from Brigham Young University.

        Mark A. Wolfert has served as Regional Vice President, Latin America and New Market Development since May 2004. Prior to serving in this position, Mr. Wolfert served as the Regional Vice President, Americas and Europe from May 2001 to May 2004, and as Vice President of New Market Development and Latin America Operations from January 1999 through May 2001. Mr. Wolfert was a Senior Director of New Market Development from December 1996 through January 1999. Prior to such time, Mr. Wolfert served as an attorney in our legal department. Prior to joining us, Mr. Wolfert was an attorney in private practice. Mr. Wolfert received a B.A. degree from the University of Utah and a J.D. degree from Brigham Young University.

        Brett Nelson has served as Regional Vice President of the South Asia/Pacific Region since January 2005. Prior to serving in this position, Mr. Nelson acted as General Manager for Canada and Vice President of U.S. Business Support and Sales. Mr. Nelson has been with us for 15 years and has an extensive knowledge of the development of business strategies, representative relations, special events and global support. He lived in Hong Kong for three years where he headed up the Asia Pacific region.

        Daniel R. Chard has served as President of Nu Skin Europe since April 2004. Prior to serving in this position, Mr. Chard was Vice President of Marketing and Product Management for the Big Planet Division from September 2002 to March 2004 and Senior Director of Marketing and Product Development for Pharmanex from September 1998 to June 2000. Mr. Chard worked in a variety of strategic management positions including Senior Vice President of Marketing and Product Management at Broadlane and Promedix, leaders in the health care supply chain management industry from July 2000 to August 2002. Mr. Chard worked for PUR Recovery Engineering, a consumer products manufacturer, from October 1997 to October 1998 as the Director of Marketing and also spent six years in marketing management with Pillsbury. Mr. Chard holds a B.A. degree in Economics from Brigham Young University and an M.B.A. from the University of Minnesota.

        Michael D. Smith has served as Vice President of Global Government and Industry Affairs since September 2001. He previously served as Regional Vice President, South Asia and Pacific in addition to his Government Affairs duties from September 2001 to December 2004. From December 1997 until September 2001, Mr. Smith served as Regional Vice President of North Asia. Mr. Smith also served as Vice President of Asian Operations for NSI from September 1995 until December 1997. Mr. Smith joined NSI in 1989 and has served as Director of Legal Affairs and as General Counsel of NSI. He earned B.S. and M.A. degrees from Brigham Young University and a J.D. degree from the University of Utah.

         D. Matthew Dorny has served as our Vice President and General Counsel since January 2003. Mr. Dorny previously served as Assistant General Counsel from May 1998 to January 2003. Prior to joining us, Mr. Dorny was a shareholder in the law firm of Parr, Waddoups, Brown, Gee & Loveless in Salt Lake City, Utah. Mr. Dorny received B.A., M.B.A. and J.D. degrees from the University of Utah.

        Mark L. Adams has served as our Chief Administrative Officer since May 2003. From May 2001 to May 2003 he served as Vice President, Corporate Services and from January 2000 to May 2001 he served as Vice President, Finance and Administration. He joined NSI in 1994 and has previously held positions as Vice President of Finance and International Controller. Mr. Adams also worked for eight years in the audit division of Arthur Andersen LLP in Salt Lake City. Mr. Adams earned a B.S. and an M.S. degree from Brigham Young University.

        Richard W. King has served as our Chief Information Officer since January 2000. From its formation in October 1997 to July 2002, he also served as the President of Big Planet. From August 1996 to September 1997, Mr. King was President of Night Technologies International, Inc. From August 1993 to April 1996, Mr. King was an Executive Vice President of Novell, Inc., a leading network software company, where he had responsibility over NetWare, Novell’s flagship product. Mr. King received a B.S. degree from Brigham Young University.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own beneficially more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than 10% beneficial owners are required to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2004, all officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except as noted below.

        In August 2004, Daniel R. Chard, President of Nu Skin Europe, sold 277 shares of our Class A Common Stock on the open market. Mr. Chard filed a late Form 4 with respect to the sale. In August 2004, Richard W. King, Chief Information Officer, sold 5,000 shares of our Class A Common Stock on the open market. Mr. King filed a late Form 4 with respect to the sale.

EXECUTIVE COMPENSATION

        The following table sets forth certain information regarding the annual and long-term compensation for services rendered in all capacities during the fiscal years ended December 31, 2002, 2003, and 2004, of those persons who were our Chief Executive Officer and our other four most highly compensated executive officers (collectively, the “Named Officers”).

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary (1)		Bonus (2)	Other Annual Compensation (3)	Restricted Stock Awards (4)	Securities Underlying Options	All Other Compensation

Blake M. Roney	2004	$ 750,000		$ 329,245	$ 119,321	$ —	—	$ 1,680	(5)
Chairman of the Board	2003	750,000		353,594	57,580	—	—	1,680	(5)
	2002	750,000		437,433	1,579	—	—	1,680	(5)

M. Truman Hunt	2004	571,154		294,389	5,070	—	50,000	61,150	(6)
President and Chief	2003	488,797		305,279	790	3,112,500	250,000	61,000	(7)
Executive Officer	2002	300,000		174,975	46	—	35,000	36,000	(8)

Corey B. Lindley	2004	488,402	(9)	575,393	1,414,900	—	135,000	41,150	(10)
Executive Vice President	2003	385,671	(9)	842,595	634,182	—	35,000	36,000	(11)
and President, Greater China	2002	312,424	(9)	190,501	211,798	—	35,000	36,340	(12)

Robert S. Conlee	2004	464,186	(13)	198,171	247,660	—	35,000	36,150	(14)
President, North Asia and	2003	284,773	(13)	153,424	170,086	—	212,500	33,500	(15)
President, Nu Skin Japan	2002	221,700		104,059	3,816	—	68,500	38,750	(16)

Joseph Y. Chang	2004	404,885		179,930	1,067	—	35,000	46,080	(17)
President, Pharmanex	2003	370,130		70,775	3,598	—	30,000	42,300	(18)
	2002	324,346		146,048	—	—	62,500	6,000	(19)

(1)

Mr. Hunt, Mr. Lindley, Mr. Conlee and Mr. Chang receive salary payments on a bi-weekly basis equal to 1/26 of their annual salary. Because of the timing of these bi-weekly payments, 27 salary payments were made to these individuals in 2004 instead of the usual 26.

(2)

Bonuses reported are amounts earned during the applicable year, although some of these amounts may have been paid in subsequent periods. Bonuses paid were earned based on operational performance measures as provided in our bonus incentive plan, as well as other discretionary bonus payments. For more detail, please refer to “Compensation Plans” below.

(3)

This column includes the value of certain perquisites and personal benefits received by the applicable Named Officer to the extent that such benefits during the applicable year exceeded in the aggregate the lesser of (i) $50,000 or (ii) 10% of the total salary and bonus for such year. This column also includes the value of all gross-up payments for tax liabilities incurred with respect to perquisites and personal benefits (whether or not such perquisites exceeded $50,000) as well as any other compensation received during the applicable year.

Included in the amount reported for Mr. Roney in 2004 was, among others, $25,128 for personal tax services provided by us and $26,625 relating to the incremental cost for Mr. Roney’s wife and/or children to accompany Mr. Roney on two business trips made by him on company-

chartered private aircraft. Included in the amount reported for Mr. Roney in 2003 was, among others, $25,697 for personal tax services provided by us. Approximately 49% of the amounts reported for Mr. Roney in this column were gross-up payments for tax liabilities incurred for the personal benefits received.

Substantially all of the amounts reported for Mr. Lindley in this column relate to his status as an expatriate employee and his relocation to China in 2002. Included in the amounts reported for Mr. Lindley in 2004 and 2003 were, among others, $1,063,902 and $303,496 for payment of taxes, respectively. This tax benefit relates largely to Chinese income taxes owed by Mr. Lindley and were paid by us as part of a customary equalization plan in which we pay the excess income taxes related to Mr. Lindley’s China and U.S. tax liabilities above and beyond the amount of customary U.S. taxes on his compensation income he would have owed had he been exclusively employed in the U.S. with no expatriate benefits. Included in the amount reported for Mr. Lindley in 2002 was, among others, $105,133 for schooling expenses for his six school-age children and $49,896 for company-paid housing expenses.

Substantially all of the amounts reported for Mr. Conlee in this column relate to his status as an expatriate employee and his relocation to Japan in 2003. Included in the amounts reported for Mr. Conlee in 2004 and 2003 were, among others, $173,879 and $83,363, respectively, for company-paid housing expenses.

(4)

The dollar amount shown for Mr. Hunt in 2003 equals the number of shares of Class A Common Stock issuable to Mr. Hunt pursuant to a contingent stock award (250,000 shares), multiplied by the closing market stock price on the grant date ($12.45 on January 17, 2003). The shares underlying the contingent stock award vest and are issued in equal annual installments over a four year period from the date of grant, and dividends are only paid on the shares issued as they vest. In the event of a change of control, all then unvested shares underlying the contingent stock award will immediately vest. As of December 31, 2004, 62,500 of the shares underlying the above-mentioned contingent stock award had vested and 187,500 of the shares were unvested, and no other shares of restricted stock were held. The dollar value of the unvested shares underlying the contingent stock award as of December 31, 2004 was $4,758,750 (based on a closing market stock price of $25.38 on that date).

(5)	Consists of term life insurance payments.

(6)	Consists of a $55,000 contribution under a deferred compensation plan and a $6,150 matching contribution under our 401(k) plan.

(7)	Consists of a $55,000 contribution under a deferred compensation plan and a $6,000 matching contribution under our 401(k) plan.

(8)	Consists of a $30,000 contribution under a deferred compensation plan and a $6,000 matching contribution under our 401(k) plan.

(9)	Salary amounts reported for Mr. Lindley include $76,767 in 2004, $52,017 in 2003 and $14,113 in 2002 representing cost of living adjustments related to his expatriate assignment in China.

(10)	Consists of a $35,000 contribution under a deferred compensation plan and a $6,150 matching contribution under our 401(k) plan.

(11)	Consists of a $30,000 contribution under a deferred compensation plan and a $6,000 matching contribution under our 401(k) plan.

(12)	Consists of a $30,000 contribution under a deferred compensation plan, a $6,000 matching contribution under our 401(k) plan, and a $340 life insurance payment.

(13)	Salary amounts reported for Mr. Conlee include $100,724 in 2004 and $25,644 in 2003 representing cost of living adjustments related to his expatriate assignment in Japan.

(14)	Consists of a $30,000 contribution under a deferred compensation plan and a $6,150 matching contribution under our 401(k) plan.

(15)	Consists of a $27,500 contribution under a deferred compensation plan and a $6,000 matching contribution under our 401(k) plan.

(16)	Consists of a $32,750 contribution under a deferred compensation plan and a $6,000 matching contribution under our 401(k) plan.

(17)	Consists of a $39,930 contribution under a deferred compensation plan and a $6,150 matching contribution under our 401(k) plan.

(18)	Consists of a $36,300 contribution under a deferred compensation plan and a $6,000 matching contribution under our 401(k) plan.

(19)	Consists of a $6,000 matching contribution under our 401(k) plan.

        The following table sets forth certain information with respect to grants of stock options pursuant to the Second Amended and Restated 1996 Stock Incentive Plan during 2004 to the Named Officers.

Option Grants in Last Fiscal Year (1)

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted (Shares)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	5%	10%

Blake M. Roney	—	—	—	—	—	—

M. Truman Hunt	25,000	1.81%	$ 19.15	2/27/14	$ 301,613	$ 761,213
	25,000	1.81%	26.13	9/1/14	411,548	1,038,668
	50,000	3.62%			713,161	1,799,881

Corey B. Lindley	100,000	7.25%	16.95	12/31/14	1,067,850	2,695,050
	17,500	1.27%	19.15	2/27/14	211,129	532,849
	17,500	1.27%	26.13	9/1/14	288,083	727,067
	135,000	9.79%			1,567,062	3,954,966

Robert S. Conlee	17,500	1.27%	19.15	2/27/14	211,129	532,849
	17,500	1.27%	26.13	9/1/14	288,083	727,067
	35,000	2.54%			499,212	1,259,916

Joseph Y. Chang	17,500	1.27%	19.15	2/27/14	211,129	532,849
	17,500	1.27%	26.13	9/1/14	288,083	727,067
	35,000	2.54%			499,212	1,259,916

(1)

All options granted become exercisable in four equal annual installments beginning generally one year from the date of grant. Options are granted for a term of ten years, subject to earlier termination in certain events, and are not transferable. The exercise price is equal to the fair market value of the Class A Common Stock on the date of grant. The Compensation Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options.

(2)

Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future Class A Common Stock price. Actual gains, if any, on stock option exercises depend upon our future financial performance, overall market conditions, and the option holder’s continued employment through the vesting period. This table does not take into account any actual appreciation or depreciation in the price of the Class A Common Stock from the date of grant to the date of this report.

        The following table sets forth certain information with respect to options exercised for shares of our Class A Common Stock during fiscal year 2004 and the value of unexercised options held by the Named Officers as of December 31, 2004.

Aggregated Option Exercise in 2004 and Year-End Value Table

			Number of Securities Underlying Unexercised Options		Value of In-the-Money Options (2)
Name	Shares Acquired on Exercise	Value Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Blake M. Roney	—	—	—	—	—	—
M. Truman Hunt	—	—	280,750	326,250	$ 3,793,691	$ 2,188,719
Corey B. Lindley	180,000	$ 2,721,812	243,500	162,500	3,084,467	1,554,631
Robert S. Conlee	152,875	2,089,876	37,500	213,125	199,844	2,260,744
Joseph Y. Chang	35,000	652,050	145,498	82,500	2,347,874	783,731

(1)

All of the shares acquired on exercise by each Named Officer in 2004 as shown in the previous column were sold on the open market on the same day as the respective acquisition. Value realized is based on the actual sales price of each share acquired on exercise, net of the exercise price, but before taxes associated with the exercise.

(2)	Value is based on the closing sales price of the Class A Common Stock on the New York Stock Exchange on December 31, 2004 ($25.38).

Employment Agreements

        M. Truman Hunt is employed as our President and Chief Executive Officer at an annual salary of $550,000. This salary is subject to annual review. Under the terms of his employment letter, Mr. Hunt is entitled to participate in all of the benefit plans we offer to members of senior management. In the event of a change of control, all outstanding stock awards and stock options will be considered immediately vested prior to the announcement of such transaction. If within 24 months of a change of control Mr. Hunt’s employment is terminated involuntarily or he is asked to assume a lesser position (except for cause), Mr. Hunt will be entitled to choose to terminate his employment and accept (i) a lump sum severance payment equal to three times his annual target compensation then in effect (base plus cash bonus at 80% of base), (ii) continuation of health insurance benefits for a period of 36 months or until similar benefits are obtained through other employment, and (iii) tax protection to offset the impact of any excise tax imposed on the above termination benefits as a result of any applicable IRS or state regulations on excessive compensation payments. In addition, if Mr. Hunt’s employment is terminated at any time for any reason other than cause, his resignation, death or disability, Mr. Hunt will be entitled to (i) a lump sum severance payment equal to two times his annual target compensation then in effect and (ii) tax protection to offset the impact of any excise tax imposed on the above termination benefits as a result of any applicable IRS or state regulations on excessive compensation payments. Mr. Hunt will also be allowed to exercise any vested stock options that have vested at such time for a period of one year after his termination.

        Corey B. Lindley is employed as an Executive Vice President and President, Greater China at an annual salary of $350,000 with an annual foreign service premium of $50,000. Mr. Lindley’s employment letter provides for an employment term that has been extended to June 2006. Under the terms of his employment letter, Mr. Lindley is entitled to a $25,000 family travel expense allowance. He is also entitled to participate in all of the benefit plans, including expatriate benefits that we offer to senior management.

        Robert S. Conlee is employed as President, North Asia and President, Nu Skin Japan at an annual salary of $300,000 with an annual foreign service premium of $50,000. Mr. Conlee’s employment letter provides for an employment term through June 2007. His employment letter entitles him to two annual home leave trips per year for him and his family. He is also entitled to participate in all of the benefit plans including expatriate benefits that we offer to senior management.

Compensation Plans

        We have adopted cash bonus incentive plans for our employees, including our executive officers. Under the current cash bonus incentive plan, an executive officer receives a bonus based on our operating results compared to targeted performance measures. The bonus is measured and paid quarterly and semi-annually. We have also, from time to time, paid discretionary cash bonuses to executives based on local market conditions and individual performance. We have also historically paid a discretionary year-end payment to all of our employees as more fully described in the Compensation Committee Report.

        We maintain two deferred compensation plans for certain of our officers. Under the first plan, an amount equal to a set percentage (currently 10%) of an officer’s salary is accrued as deferred compensation. The total amount of deferred compensation under this plan vests after the earlier of (x) 20 years from the date of employment with us, or (y) the officer attaining age 60. Under the second plan, in which two of our executive officers participate, $12,000 is accrued as deferred compensation each year. The total amount of deferred compensation vests after the earlier of (i) 10 years from the date of employment with us, or (ii) the executive officer attaining age 60. Earnings accrue on the deferred compensation based on market rates and earnings on investments selected by the participant. In addition, our deferred compensation plans provide a death benefit that will pay, upon an officer’s death prior to retirement, an amount equal to the greater of (i) the vested portion of contributions together with earnings or (ii) five times such officer’s average base salary for the previous three years.

        We also provide term life insurance to certain of our officers in amounts ranging from $500,000 to $1,000,000.

COMPENSATION COMMITTEE REPORT

        This Compensation Committee Report discusses our executive compensation policies and the basis for the compensation paid to the Chairman of the Board, the Chief Executive Officer, and the executive officers that report directly to the Chairman of the Board or the Chief Executive Officer (collectively, for purposes of this Report, the “Executive Officers”) during the fiscal year ended December 31, 2004.

        Compensation Policy. The focus of our policy with respect to executive compensation is ensuring that a significant portion of the Executive Officers’ compensation is tied to performance. In addition we seek to:

•	Ensure our compensation programs enable us to recruit, retain, and motivate a group of talented and diverse domestic and international

•	Provide competitive, flexible compensation arrangements that adequately reward significant achievement;

•	Ensure that executive compensation is economically defensible and consistent with corporate performance; and

•	Align the interests of the Executive Officers with those of our stockholders with respect to short-term operating goals and long-term increases in the price of the Class A Common Stock.

        The Compensation Committee is responsible for reviewing and approving all compensation we pay to the Executive Officers. In this capacity, the Compensation Committee determines the timing, pricing, and amount of all such bonuses and awards granted under the compensation plans. Members of the Compensation Committee also administer the Second Amended and Restated 1996 Stock Incentive Plan. As such, these members establish the timing and terms of all equity awards granted to our Executive Officers as well as all other employee awards. In 2004, we undertook a complete evaluation of the total direct compensation of our Named Officers including base salary levels, short-term cash incentives, and long-term incentives.

        Components of Compensation. The components of our current compensation program consist of (i) base salary, (ii) short-term incentives in the form of cash bonus payments, (iii) long-term incentives in the form of equity awards, and (iv) certain other benefits provided to Executive Officers. These components and the relationship of each component of compensation to our performance are discussed below.

        Base Salary. The Compensation Committee is responsible for establishing the base salary for the Chief Executive Officer and approving the base salary of other Executive Officers. In establishing and approving base salaries and any adjustments paid to our Executive Officers, the Compensation Committee considers various factors including (i) salaries provided by similarly sized companies or companies within our industry; (ii) the nature of each Executive Officer’s responsibilities, capabilities and contributions; (iii) an evaluation of our financial and securities market performance; (iv) the overall total compensation of an Executive Officer, including cash bonus and equity incentive awards; and (v) with respect to Executive Officers, other than the Chairman of the Board and the Chief Executive Officer, the recommendation of the Chairman of the Board and the Chief Executive Officer. The Compensation Committee does not assign any specific weights to these factors, but does emphasize establishing salaries that are competitive in order to enable us to attract and retain qualified and effective Executive Officers when considered with the total mix of compensation. In connection with this process, the Compensation Committee reviews and considers compensation surveys prepared for the Compensation Committee by independent consulting firms and information compiled by our human resource department. The Compensation Committee believes that the base salaries for our Executive Officers are reasonable in relation to our size and performance in comparison with the compensation paid by similarly sized companies or companies within our industry.

        Annual Incentive Compensation. Consistent with our policy to tie a significant portion of the Executive Officers’ compensation to our financial performance, we had a formal incentive plan in place in 2004 that provided for cash bonuses based on the achievement of targeted levels of revenue and operating income in quarterly and semi-annual incentive periods, after eliminating any impact of foreign currency fluctuations. The amount of the bonus that could be earned under this plan was based upon a formula and determined by computing the degree to which the targeted performance measures were met or exceeded. The base bonuses ranged from 30% to 60% of salary to the extent revenue and operating profit targets were achieved. If actual performance exceeded the targeted amounts, the base bonus amount was increased linearly based on the extent to which the bonus targets were exceeded. If the operating targets were not met, the base bonus was reduced linearly to 50% of target bonus percentages, but no bonuses were paid under the bonus plan if actual performance was less than 90% of the operating profit target. In 2004, we established quarterly and semi-annual targets in advance of each semi-annual period based on input from the Chief Executive Officer and Chief Financial Officer. A bonus was paid to Executive Officers under these plans based on achievement of targeted performance the first, second and third quarters of 2004, as well as for the first half of 2004. Corey Lindley received a partial bonus with respect to the fourth quarter and second half of 2004 and Robert Conlee received a partial bonus with respect to the fourth quarter of 2004. No other bonuses were paid to Executive Officers with respect to the fourth quarter or second half incentive targets. We have recently made some modifications to our executive incentive plan effective as of 2005.

        The Compensation Committee also has retained the right to make discretionary bonuses to Executive Officers for excellent performance and other factors. No discretionary bonuses were paid to the Named Officers in 2004. We have also historically made a year-end holiday gift payment to all corporate employees in the form of a gift certificate or similar merchant credit arrangement or cash in an amount equal to a percentage of each employee’s base salary (approximately two-weeks salary). The amount of this year-end payment made to the Named Officers is included in the bonus column of the Summary Compensation Table.

        Equity Awards. The Compensation Committee has adopted a compensation policy that is designed to encourage Executive Officers to manage from the perspective of owners with an equity stake in our company. The Compensation Committee ties a portion of the total compensation of Executive Officers to our long-term financial performance through the grant of equity awards. We have adopted the Second Amended and Restated 1996 Stock Incentive Plan that provides members of the Compensation Committee with the discretion to grant equity incentive awards to key employees. These members of the Compensation Committee have the complete authority to determine the persons to whom awards will be made and the nature and size of such awards. The Second Amended and Restated 1996 Stock Incentive Plan provides for options, stock appreciation rights, contingent stock awards, and restricted stock awards. Members of the Compensation Committee determine the number of awards to be granted and the persons who are to receive such awards on a subjective basis, taking into consideration several factors including the level of options generally granted by similarly sized companies or companies within our industry for similar positions, individual salaries and individual performance, and recommendations of the Chairman of the Board and Chief Executive Officer with respect to the other Executive Officers. The annual grant levels are established based on evaluation of survey results as well as the input and advice of an independent consulting firm with respect to the size and frequency of equity awards. We elected to keep the number of options granted in our annual grants in 2004 consistent with prior year levels. We also occasionally approve special grants of equity awards outside of the annual grant process based on various factors including assumption of new responsibilities, significant job performance, or in lieu of a salary increase in order to tie a greater portion of total compensation to our company’s performance. We also worked with the Nominating and Corporate Governance Committee in 2004 to develop stock ownership guidelines for our executive officers. We are currently evaluating our equity compensation practices as well as the anticipated changes to the accounting treatment of stock option grants.

        Other Benefits. We maintain certain other plans and arrangements for the benefit of our Executive Officers. We make an annual payment equal to 10% of an Executive Officer’s base salary into a deferred compensation plan. In addition, we also provide various perquisites such as use of recreational equipment and properties and sporting event tickets. We review these benefits on a regular basis and believe these benefits are reasonable in relation to the executive compensation practices of other companies.

        Tax Limitations on Deductibility. The Compensation Committee takes into consideration the limitation on deductibility for United States income tax purposes of compensation in excess of $1 million paid to our highest paid Executive Officers when it is determining compensation for our Executive Officers. The Compensation Committee has attempted, where possible, to structure its formal bonus and equity plans to qualify for the “performance-based” exception to the deduction limitation.

        Compensation of the Chief Executive Officer. The compensation paid to Mr. Hunt in 2004 was established and approved by the Compensation Committee in accordance with the policies set forth above. During 2004, we reviewed Mr. Hunt’s total cash and total direct compensation based on an evaluation prepared by our independent consultant. Our evaluation indicated that Mr. Hunt’s total cash compensation and total direct compensation (salary, bonus, and long-term incentives) was below the median for the peer group reviewed. After evaluating this information, we elected to maintain his salary at the same level as the previous year and increase his targeted bonus percentage from 60% to 80% under our cash incentive plan beginning in 2005. This decision was driven by our desire to further strengthen the relationship between Mr. Hunt’s compensation and company performance and after taking into consideration the 250,000 restricted shares and 250,000 options granted to Mr. Hunt in 2003. We also approved the grant of options to purchase 50,000 shares in 2004 to Mr. Hunt. This level of options was set based on the factors discussed above and taking into consideration the 250,000 restricted shares and 250,000 options that were granted to Mr. Hunt in 2003 upon being appointed President and Chief Executive Officer.

        In 2004, $194,294 in bonuses, or approximately 35% of Mr. Hunt’s base salary, was paid to Mr. Hunt based on our revenue and operating profit performance in the first two quarters of 2004 compared to targeted goals. Mr. Hunt declined an incentive bonus that was potentially payable with respect to the third quarter because of a decline in our stock price following the public release of our third quarter results. Mr. Hunt also received a year-end holiday gift payment that was equivalent, on a percentage basis of base salary, to the year-end payments provided to all corporate employees as described above and $80,000 in dividend equivalent payments. We pay Mr. Hunt a payment equal to the dividend that would be payable on 250,000 shares as an incentive to continue to improve operating results and increase the dividend payable to stockholders. The total direct compensation paid to Mr. Hunt in 2004 was $1,248,239 (consisting of salary, bonus and other cash payments, and the Black-Scholes value of the 50,000 options granted in 2004). In addition, 62,500 shares of Mr. Hunt’s prior restricted stock award vested in 2004.

        Conclusion. The Compensation Committee believes that the concepts discussed above further the stockholders’ interests and that Executive Officer compensation encourages responsible management.

The Compensation Committee regularly considers the effect of management compensation on stockholder interests.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

E.J. “Jake” Garn, Chairman Paula F. Hawkins Andrew D. Lipman D. Allen Andersen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is comprised of E.J. “Jake” Garn, Paula F. Hawkins, Andrew D. Lipman and D. Allen Andersen. Mr. Lipman is associated with a law firm that provides legal services to us in connection with contractual and regulatory issues associated with telecommunications and enhanced data and voice communications products. See “Certain Relationships and Transactions” for more information concerning these relationships described above.

STOCK PERFORMANCE GRAPH

        Set forth below is a line graph comparing the cumulative total stockholder return (stock price appreciation plus dividends) on the Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers for the period from December 31, 1999 through December 31, 2004. The graph assumes that $100 is invested in each of the Class A Common Stock, the S&P 500 Index, and the index of publicly traded peers on December 31, 1999 and that all dividends were reinvested. The publicly traded companies in the peer group are Avon Products, Inc., Estee Lauder, Nature’s Sunshine Products, Inc., and Tupperware Corporation. Dial Corporation has been excluded from our peer group because its shares are no longer publicly traded.

350
300
250
200
150
100
50
0
DOLLARS
1999
2000
2001
2002
2003
2004
NU SKIN ENTERPRISES, INC.
PEER GROUP INDEX
S&P 500 INDEX

Measured Period	Company	S&P 500 Index	Peer Group Index

December 31, 1999	$ 100.00	$ 100.00	$ 100.00
December 31, 2000	58.63	90.89	111.04
December 31, 2001	99.09	80.09	98.14
December 31, 2002	138.55	62.39	100.36
December 31, 2003	202.82	80.29	133.49
December 31, 2004	305.38	89.02	157.06

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors, and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2004 were prepared in accordance with generally accepted accounting principles.

        The Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PricewaterhouseCoopers LLP. This discussion included PricewaterhouseCoopers LLP’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable Statements on Auditing Standards, including SAS No. 61 and No. 90, as amended (Communication with Audit Committees).

•	PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. The Audit Committee also considered whether non-audit services provided by PricewaterhouseCoopers LLP during the last fiscal year were compatible with maintaining the accounting firm’s independence.

•	Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Audit Committee also selected, subject to stockholder ratification, PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2005.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Daniel W. Campbell, Chairman E.J. “Jake” Garn D. Allen Andersen

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Stock Repurchase and Registration of Shares

        On July 27, 2004, we exercised a call option and repurchased approximately 3.1 million shares of common stock from certain members of our original stockholder group as identified below. This call option was part of a previous agreement on October 22, 2003 pursuant to which we had the right to purchase additional shares over a two-year period from the selling stockholders up to 30 percent of the total number of shares sold to us and third-party investor. These same stockholders sold 1.5 million additional shares to third-party investors. The terms and conditions of the repurchase were approved by a special committee of our Board of Directors comprised solely of independent directors. The special committee engaged independent financial and legal advisors in connection with this transaction.

        The following stockholders, who are executive officers, directors or 5% or greater stockholders, or family members of the foregoing, participated in the repurchase transaction with respect to shares directly or indirectly beneficially owned by them:

Name	Relationship	Number of Shares Repurchased

Blake M. Roney	Chairman of the Board, significant stockholder	1,212,288
Nedra D. Roney	Significant stockholder	1,275,653
Sandra N. Tillotson	Director, Senior Vice President, significant stockholder	404,096
Brooke B. Roney	Senior Vice President	101,024

        The purchase price for the shares was $22.62 per share, representing approximately a 10 percent discount to the closing price of $25.10 per share on July 27, 2004, the date the call option was exercised. We agreed to file a registration statement for the resale of the shares purchased by the third-party investors.

Leases

        We lease our corporate offices, distribution center, and certain other property pursuant to lease agreements with two entities, Scrub Oak, Ltd. and Aspen Country LLC, owned by the following executive officers, directors, 5% or greater stockholders, and respective family members: Blake M. Roney, Nedra D. Roney, Sandra N. Tillotson, Brooke B. Roney, Kirk V. Roney and Rick A. Roney. In 2004, we incurred lease charges totaling approximately $2.4 million and $1.1 million, respectively, to Scrub Oak and Aspen Country.

Lease of Airplane

        We periodically charter air service from a charter company, Keystone Aviation LLC, in which Blake M. Roney, our Chairman of the Board, currently owns a 50% interest. In 2004, we paid $901,743 to this charter company. Keystone Aviation, LLC, leases from time to time an aircraft from Arrow Plane, L.C. to provide its charter services to us. Mr. Roney and his spouse directly or indirectly own substantially all of Arrow Plane, L.C. In 2004, Arrow Plane, L.C. received payments of approximately $256,035 from Keystone Aviation related to charter services provided to us. The Audit Committee of the Board of Directors has reviewed and approved the rates being charged by Keystone Aviation, LLC.

Other

        Andrew D. Lipman, a director of our company, is a partner in the law firm Swidler Berlin. Swidler Berlin provides legal services to us in connection with contractual and regulatory issues associated with the telecommunications and enhanced data and voice communications products of Big Planet.

        Jose Ferreira, Jr., a director of our company, is a founder and principal of the Woodclyffe Group LLC, which performs consulting work for us for a monthly retainer of $22,500 plus a daily rate per consultant for time above the contractual commitment. A total of $395,880 was paid for services provided by the Woodclyffe Group in 2004.

        We currently employ two brothers and two brothers-in-law of Blake M. Roney who each make in excess of $60,000 per year. One of Mr. Roney’s brothers, Brooke B. Roney, currently serves as a senior corporate officer at a salary of $400,000. His bonuses totaled $175,505 for 2004. We paid the other relatives of Mr. Roney an aggregate of $367,800 in salary and bonuses in 2004. We also employ a brother of Larry Macfarlane who makes in excess of $60,000 per year. We paid him $67,228 in salary and bonuses in 2004. In addition, these employees also participated in the employee benefit plans available generally to our employees.

        We pay commissions to, as an independent contractor or distributor, a son-in-law of Sandra N. Tillotson who makes in excess of $60,000 per year. We paid him an aggregate of $145,452 in commissions in 2004. Any individual who wishes may join our company as an independent distributor, so long as such person is willing to agree to abide by the policies and the terms and conditions of our standard independent distributor agreement. The terms under which Ms. Tillotson’s son-in-law acts as our independent distributor and is paid commissions do not differ from the standard terms we offer to our other distributors.

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2004, was selected by the Audit Committee of the Board of Directors to act in the same capacity for the fiscal year ending December 31, 2005. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ending December 31, 2004 and December 31, 2003 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2004	Fiscal 2003

Audit Fees(1)	$ 2,882,930	$ 946,608
Audit-Related Fees(2)	18,475	62,350
Tax Fees(3)	2,751,932	1,614,000
All Other Fees(4)	—	—
Total	$ 5,653,337	$ 2,622,958

(1)

Audit Fees consist of fees billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements, including services associated with SEC registration statements.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including audits of benefit plans and other such services.

(3)	Tax Fees consist of fees billed for tax compliance, tax advice, and tax planning.

(4)	All Other Fees consist of fees billed for all other services not included in the categories above.

Audit and Non-Audit Services Pre-Approval Policy

        Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre-approved categorically within specified budgets (“general pre-approval”) or specifically pre-approved on a case-by-case basis (“specific pre-approval”). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm’s independence.

        The Audit Committee must specifically pre-approve the terms and fees of each annual audit services engagement. All other Audit, Audit-related, Tax, and other services may be generally pre-approved pursuant to projected categorical budgets. The Audit services subject to general pre-approval include such services as statutory audits or financial audits for subsidiaries or affiliates and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm, such as new market development advice and other miscellaneous services. The SEC prohibits our independent registered public accounting firm from performing certain non-audit services, and under no circumstances will the Audit Committee approve such services by it.

        The Audit Committee will review the generally pre-approved services from time, at least annually. Any changes to budgeted amounts or proposed services will require specific pre-approval by the Audit Committee.

        In 2004, all of the services provided by PricewaterhouseCoopers were approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Vote Required and Board of Directors’ Recommendation

        Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the total number of votes of outstanding shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against Proposal 2. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposal 2 and will not be counted as votes for or against Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

        Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION
OF OUR SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote on such matters in accordance with their best judgment, acting together or separately.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

        In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 9, 2005. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised at next year’s annual meeting, written notice must be received by us no later than December 9, 2005 and shall contain such information as required under our Bylaws.

        In addition, our Bylaws permit stockholders to nominate directors at the annual meeting by providing advance written notice to us. In order to make a director nomination at a stockholder meeting, a stockholder must notify us not fewer than 120 days in advance of the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. Thus, since April 8, 2005 is specified as the date of this year’s proxy statement, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by us no later than December 9, 2005 (i.e., 120 days prior to April 8). In addition, the notice must meet all other requirements contained in our Bylaws.

        A stockholder may contact our Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

ANNUAL REPORT TO STOCKHOLDERS

        The Annual Report to Stockholders concerning our operations for the fiscal year ended December 31, 2004, including financial statements, is enclosed with this Proxy Statement.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Scott Pond, Investor Relations Manager, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our website, www.nuskinenterprises.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

By Order of the Board of Directors, Blake M. Roney Chairman of the Board

DATED: April 8, 2005

APPENDIX A - FORM OF PROXY

ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.

May 10, 2005

Class A Common Stock

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Elect members of the Board of Directors of the Company.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES
- ○ Blake M. Roney
- ○ M. Truman Hunt
- ○ Sandra N. Tillotson
- ○ E.J. "Jake" Garn
- ○ Paula F. Hawkins
- ○ Daniel W. Campbell
- ○ Andrew D. Lipman
- ○ Jose Ferreira, Jr.
- ○ D. Allen Andersen

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.	☐	☐	☐

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. **IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR EACH OF THE PROPOSALS SET FORTH ABOVE.**

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.